Exhibit 10.2

Medalist Fund Manager, Inc.

March 19,2021

Medalist Diversified REIT, Inc.

11 S. 12th Street, Suite 401

Richmond, Virginia 23219

Attn: Charles S. Pearson, Jr.

Re: Side Letter Agreement re: Management Agreement

To Mr. Pearson:

Reference is hereby made to that certain Management Agreement (the "Management Agreement") dated March, 15, 2016, by and among Medalist Diversified REIT, Inc. (the "Company"), Medalist Diversified Holdings, L.P. (the "Operating Partnership") and Medalist Fund Manager, Inc. (the "Manager"). Capitalized terms used herein without definition have the same meanings ascribed to them in the Management Agreement. The parties hereto desire to make certain agreements related to the terms of the Management Agreement and, intending to be legally bound, hereby agree as follows:

The Manager is entitled to an Acquisition Fee as compensation under Section 6 of the Management Agreement. The Manager and the Company, on behalf the Operating Partnership as its General Partner, agree that the payment of half of any Acquisition Fee payable to the Manager from the date hereof shall be deferred until the earlier of (i) the public trading price of the Company's common stock, as reported on the Nasdaq Capital Market, reaches a closing trading price of $5.00 per share or higher; (ii) the closing of any sale, merger, consolidation or similar transaction of the Company to an unaffiliated party; and (iii) the submission of a Termination Notice by the Company terminating the Management Agreement without cause. At such time, any deferred portion of the Acquisition Fees shall be immediately due and payable to the Manager.

This letter agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by the parties hereto. The Miscellaneous provisions of Section 16 of the Management Agreement are hereby incorporated by reference, mutatis mutandis. For the avoidance of doubt, in the event of any conflict between the provisions hereof and the provisions of the Management Agreement, the provisions hereof shall prevail.

If the foregoing correctly sets forth our understanding, please so indicate by signing and returning a copy of this Side Letter Agreement to the undersigned, at which time this Side Letter Agreement will be a binding agreement among us.

Very truly yours,

Medalist Fund Manager, Inc.

/s/ Thomas E. Messier
Thomas E. Messier
Its: Co-President and Director

/s/ William R. Elliott
William R. Elliott
Its: Co-President and Director

Accepted and Agreed

as of the date first written above:

MEDALIST DIVERSIFIED REIT, INC.

By:	/s/ Charles S. Pearson, Jr.
Name:	Charles S. Pearson, Jr.
Title	Member of the Compensation Committee of the Board of Directors

MEDALIST DIVERSIFIED HOLDINGS, L.P.

By: Medalist Diversified REIT, Inc. Its: General Partner

By:	Medalist Diversified REIT, Inc.
Its:	General Partner

	By:	/s/ Charles S. Pearson, Jr.
	Name:	Charles S. Pearson, Jr.
	Title:	Member of the Compensation Committee of the Board of Directors